Exhibit 99.1

ATLANTIC AMERICAN REPORTS INCREASED SECOND QUARTER AND SIX MONTH
RESULTS

ATLANTA, Georgia, August 9, 2012 - Atlantic American Corporation (Nasdaq-AAME) today reported increased second quarter and six month results.  Net income for the three month period ended June 30, 2012 was $781 thousand, or $0.03 per diluted share, four times greater than the net income of $192 thousand, or nil per diluted share, for the three month period ended June 30, 2011.  Net income for the six month period ended June 30, 2012 increased 269% to $2.4 million, or $0.10 per diluted share, from net income of $661 thousand, or $0.02 per diluted share, in the comparable period of 2011.  Realized investment gains contributed to the increased earnings and were $470 thousand for the three month period ended June 30, 2012 versus $70 thousand for the comparable period in 2011 and $1.4 million for the six month period ended June 30, 2012 versus $71 thousand for the comparable period in 2011.  Book value increased to $4.44 per share at June 30, 2012 from $4.20 per share at December 31, 2011.

Total revenues for the three month period ended June 30, 2012 were $35.0 million, increasing 20.2% from the $29.1 million for the three month period ended June 30, 2011.  Insurance premiums during this quarter increased 20.6% from the comparable 2011 period premiums.  For the six month period ended June 30, 2012, revenues were $69.5 million, increasing 21.7% from the comparable 2011 period revenues of $57.1 million.  The increase in premiums during the three month and six month periods ended June 30, 2012 resulted primarily from increased sales of the Medicare supplement product in the life and health segment and increased commercial automobile premiums in the property and casualty segment.  Operating income for the three month period ended June 30, 2012 was $384 thousand, a 46.6% increase over the $262 thousand for the comparable period of 2011; and for the six month period ended June 30, 2012 was $1.1 million, a 28.9% increase over the $889 thousand for the comparable period of 2011.

“Halfway through 2012, the year looks extremely promising,” said Hilton H. Howell, Jr., chairman, president and chief executive officer.  “Our production trend, particularly in our life and health operation, has been unprecedented and we are extremely appreciative of the efforts of all of our hardworking agents.  They are quite obviously committed to our products and our Company and those efforts are reflected in our results.  Our operating results continue to increase at a double digit rate as we grow the top line while continuing to invest in technology and other efficiencies which permit us to grow our business without necessarily increasing our costs at a comparable rate.  While we are beginning to see some hardening in the property and casualty market, our property and casualty operation continues to rationalize their existing book of business and evaluate new opportunities.  We are optimistic that the trends evidenced in the first half of 2012 will continue for the foreseeable future.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended		Six months ended
	June 30,		June 30,
(Unaudited; In thousands, except per share data)	2012	2011	2012	2011

Insurance premiums
Life and health	$ 21,926	$ 16,466	$ 42,795	$ 32,455
Property and casualty	9,666	9,731	19,478	19,164
Investment income	2,855	2,691	5,738	5,260
Realized investment gains, net	470	70	1,428	71
Other income	36	115	65	178

Total revenue	34,953	29,073	69,504	57,128

Insurance benefits and losses incurred
Life and health	16,357	12,418	31,010	23,754
Property and casualty	6,738	5,803	14,757	11,098
Commissions and underwriting expenses	7,970	7,545	15,003	15,446
Interest expense	658	647	1,315	1,287
Other	2,376	2,328	4,845	4,583

Total benefits and expenses	34,099	28,741	66,930	56,168

Income before income taxes	854	332	2,574	960

Income tax expense	73	140	136	299

Net income	$ 781	$ 192	$ 2,438	$ 661

Basic earnings per common share	$ 0.03	$ -	$ 0.10	$ 0.02
Diluted earnings per common share	$ 0.03	$ -	$ 0.10	$ 0.02

Reconciliation of Net Income to non-GAAP measurements

Net income	$ 781	$ 192	$ 2,438	$ 661
Income tax expense	73	140	136	299
Realized investment gains, net	(470)	(70)	(1,428)	(71)

Operating income	$ 384	$ 262	$ 1,146	$ 889

	June 30,	December 31,
Selected Balance Sheet Data	2012	2011

Total cash and investments	$ 258,202	$ 251,070
Insurance subsidiaries	230,950	222,925
Parent and other	27,252	28,145
Total assets	308,727	302,125
Insurance reserves and policyholder funds	149,272	147,194
Debt	41,238	41,238
Total shareholders' equity	101,592	96,277
Book value per common share	4.44	4.20
Statutory capital and surplus
Life and health	33,108	32,087
Property and casualty	37,680	37,988